Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that theregistrant treats as private or confidential.

Exhibit 10.16

DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement (“Agreement”) is effective as of September 20Th, 2019, by and between Paltop Advanced Dental Solutions Ltd., a company organized and existing under the laws of Israel (“Manufacturer”), with its principal place of business at Hashita Str. 5, 30889 Industrial Park Caesarea, Israel and Pharmaceutical Technology, SA, a Dominican Company organized under the laws of Dominican Republic. Calle Desiderio Valverde No.103, Zona Universitaria, Santo Domingo, D.N., Rep. Dom. Tel.: 809-620-8000; Fax: 809-682-1333 (“Distributor”), with its principal place of business at Dominican Republic.

WHEREAS	Manufacturer designs and manufactures dental implants; and

WHEREAS	Distributor desires to market certain Manufacturer products in the Territory (as defined herein); and

WHEREAS	Distributor has thoroughly evaluated the Products (as defined herein) and found them suitable for the purpose of distributing such Products in the Territory; and

WHEREAS	Distributor represents and warrants that it has the appropriate organizational ability and the appropriate manpower to distribute the Products in the Territory, and that it is not working on behalf of any undisclosed persons with respect to matters covered by this Agreement; and

WHEREAS	Manufacturer agrees to appoint Distributor as its Exclusive Distributor in the Territory and Distributor accepts such appointment, all subject to the terms and conditions herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	General

1.1	The preamble to this Agreement and the exhibits attached hereto shall constitute an integral part of the Agreement.

1.2

The relationship hereby established is solely that of a buyer and seller, and Distributor is in no way the legal representative or agent of Manufacturer. Distributor shall have no authority, whether express or implied, and may not assume any obligation of any kind, expressed or implied, on behalf of Manufacturer.

1.3

Distributor agrees that, with respect to all matters relating to this Agreement, Distributor shall be deemed to be an independent contractor, and shall bear all of its own expenses in connection with this Agreement. The Distributor will indemnify Manufacturer and hold it harmless from and against any and all costs, claims, damages or liabilities which Manufacturer may suffer or incur as a result of the breach of the Distributor’s obligations, or incur as a result of the Distribution of Manufacturer’s Products by Distributor, whether in accordance with this Agreement or otherwise and whether by negligence or default of Distributor or otherwise.

1.4	Distributor shall not issue or cause to be issued any letters or documents in the name of Manufacturer, but rather shall use its own name for such purposes.

1.5	The “Territory” shall be the geographical borders of Dominican Republic.

1.6	The distribution rights granted by this agreement are exclusive in the territory subject to all terms and conditions in this agreement.

2.	Products and Prices

2.1

This Agreement applies only to those of Manufacturer products listed in Exhibit “A” attached hereto (“Products”), and which constitutes, as amended, an integral part of this Agreement (“List”). The Distributor will have the same product range as other Distributors of the Manufacturer products.

2.2

Manufacturer, at its sole discretion, may add Products to the List or withdraw Products from the List by giving sixty (60) days’ written notice to Distributor. If the withdrawing causes that similar or complementary products of the List can not be sold by the Distributor, then the Manufacturer will buy back those Products at landed cost

2.3

Distributor will purchase the Products from Manufacturer as per the prices detailed in Exhibit “A” attached hereto, which may be amended from time to time. At the end of each year, the Manufacturer and Distributor will review the market conditions and make any necessary pricing adjustments.

2.4

Manufacturer reserves the absolute right to modify the price of any or all of its Products, and especially should prices of any Products manufactured by other companies be modified, by giving sixty (60) days prior written notice to Distributor.

2.4.1

Any change in the price of Products shall not affect the price of products for the sale of which a valid order from Distributor has been accepted by Manufacturer pursuant to Article 3 herein, at the time of the said notice.

2.4.2

Orders placed by Distributor which were accepted by Manufacturer pursuant to Article 3 herein, no later than ninety (90) days following the notice of a price change shall be supplied at the prices in effect prior to the said notice.

2.5

Manufacturer will sell the Products to Distributor on an Ex-works basis (Incoterms 2010), except when specifically, otherwise agreed in writing by Manufacturer. Manufacturer shall have a security interest in any and all Products for which Manufacturer has not received payment in full, until such payment has been received in full.

2.6

Without derogating from agreement to sell the Products on an Ex-works basis, the Parties agree to use Manufacturer’s international delivery and insurance company for the shipment of the Products to Distributor, and Distributor shall reimburse Manufacturer for any and all expenses incurred by it for such shipments, on a back-to-back basis. Distributor can ask to change delivery type or delivery company, consider the distributor responsible to the costs. The cost of Insurance and freight should be included on the invoice.

3.	Orders of the Products

3.1

Each sale of Product(s) shall be conditional on the submission by Distributor to Manufacturer of a written order. Manufacturer may accept or refuse any order, in whole or in part, at its sole discretion. No order shall be binding on Manufacturer until such order has been accepted by Manufacturer in writing. Products dispatched should have a minimum of 3 years shelf-life.

3.2	Distributor obligation to buy from the Manufacturer:

[***] inventory will be ordered in 30 working days from signing this agreement. In the case, the Distributor buys Products from the previous distributor, that will be deducted from this amount. In case of excess, against future orders.

3.2.2

Minimum order in 2019, [***] units of implants. (Between Oct-Dec) - The timing of this is going to depend on transition from the current distributor, from time of initiation, ie [***] implants per month.

3.2.3	Minimum order in 2020, [***] units of implants.

3.2.4	Minimum order in 2021, [***] units of implants.

3.2.5	Minimum order in 2022, [***] units of implants.

3.2.6	It is agreed that the Distributor obligation for minimum amount in a given year will be calculated according to the accumulated purchase amounts from the beginning of the year.

3.2.7

In case the Distributor is overstocked with some Products, the Manufacturer will exchange those Products for other with better rotation or that may be with low Stock, providing the same are not short dated (less than 12 months).

3.3

Subject to the distributor obligation for the minimum orders and agreed yearly marketing plan, Manufacturer shall participate in and support to the marketing expenses of the Distributor as agreed in the marketing plan detailed in Exhibit “B” attached hereto (“Promotional support”).

4.	Payments

4.1

The payment terms are 60 days net. It is agreed that the first 3 orders will be paid in cash. The manufacturer, at its sole discretion, may accept any other mode of payment. Such acceptance on one or more occasions shall not constitute a waiver of Manufacturer’s rights with respect to future payments.

Stock order will be paid 50% upfront and 50% after 90 days .

[***]

The Manufacturer will try to insure the Distributor account in a “Credit risk” insurance policy. The Distributor will cooperate with the insurance company, provide and disclose all the necessary data in order to enable such insurance.

4.3

It is agreed that in any case the distributors maximum account balance would not exceed the amount of [***] or the total amount insured in the “Credit risk” insurance policy. In case the distributor will input additional orders, he will have to forward payments to the Manufacturer before their due dates in order not to exceed this maximum amount.

4.4

The distributor hereby agrees that, in making any and all payments to the manufacturer under the terms of this Agreement, no deductions for warranty or any other claims against the manufacturer shall be made, unless the distributor receives from the manufacturer prior written approval of the validity of such claim.

It is understood by the Parties hereto that the ability of the distributor to make the payments contemplated hereunder and the timely payments, are the essence of this Agreement and in the event that the distributor is unable to make the payments in accordance with the terms and conditions of this Agreement, for any reason or cause, including (without limitation) by virtue of any regulation or order of any government authority, Manufacturer may elect to terminate this Agreement as provided in Clause 7 herein.

Payments must be made via electronic transference or a deposit to the Manufacturer in the Account No. [***] Bank Hapoalim, IBAN IL [***] SWIFT [***] Any change in payment instructions must be sent by signed email scan.

5.	Distributor’s and Manufacturer’s Undertakings

In addition to any other undertakings and commitments in this Agreement, Distributor agrees and undertakes to:

5.1

Use its best efforts to solicit purchases and increase the sales of the Products. Without derogating from the generality of the above, Distributor shall, at its own expense, establish a fully trained, adequate and competent sales team and carry out demonstrations of the Products reasonably requested by prospective customers.

5.2	At all times, keep and maintain one month’s worth of inventory of the Products.

5.3

Promote the Products, provided, however, that Manufacture reserves the right to approve any and all advertising or promotion of the Products. Manufacturer will supply to Distributor, in such quantities as Distributor may reasonably request, catalogues of the Products which may have previously been prepared by Manufacturer. The responsibility for the translations of the marketing materials (if needed) will be on the Distributor and on his account. Manufacturer will send to the distributor exiting marketing materials in soft copies free of charge, or printed materials upon distributer request on actual printing cost and actual delivery cost.

5.4	Distributor shall render to Manufacturer a yearly sales forecast. The sales forecast shall be submitted biannually, 30 (thirty) days prior to the beginning of each half year of this Agreement.

5.5

In order to meet the medical products standards and regulations, the Distributor will keep and maintain true and accurate records of all transactions involving Products, including inventory, purchases, sales and promotion expenditures which records shall be available to Manufacturer for inspection in case he is requested to by regulatory demands. The Distributor Quality Assurance Agreement detailed in Exhibit “C” attached hereto.

5.6

Both Parties will comply with all governmental laws, regulations and practices with respect to their conduct of their respective business and act consistently with the highest standards of fair trade, fair competition and business ethics.

5.7

Make every reasonable effort to obtain and/or maintain on Manufacturer’s behalf and to the extent permitted in Manufacturer’s name, any necessary registration of the Products with the appropriate agencies of the Government(s) of the Territory and such other governmental licenses, permissions or registrations as may be required from time to time in order to import and sell the Products in the Territory. Upon termination of this Agreement for any reason, Distributor shall take such action, execute such assignments or consents and otherwise do such things as may be reasonably necessary or convenient to permit or facilitate the importation and sale of the Products in the Territory by Manufacturer or any third party designated by Manufacturer. Distributor shall act as provided for in this section promptly, diligently, in full cooperation and in good faith. The existence of any dispute between Manufacturer and Distributor shall not relieve Distributor of its obligation to act as provided for herein.

5.7.1

The Manufacturer shall provide, at its own costs, the documentation, samples or any other requirements that the Government of the Territory demands form the Distributor to allow such registrations, licenses or permissions.

5.8

Both parties shall keep confidential and not at any time during the continuance of this Agreement or thereafter disclose to any person or persons any trade secret, manufacturing process or any other confidential information concerning the business or affairs of the Parties or an affiliate or any of its or their dealings or transactions which may have come to its knowledge or its knowledge or is otherwise acquired by it.

5.9	Not make any representation or give any warranty relating to or in connection with the products, except as specifically authorized in writing by the other Party.

5.10	The Distributor will not to modify the original packing of the Products and/or repackage the Products, and shall distribute the Products in their original package.

5.11

The Distributor will keep records, in accordance with Manufacturer’s forms and procedures, of all customer complaints. The Manufacturer should provide such forms and training on how to handle the same. Distributor shall report to Manufacturer within a reasonable time of any and all customer complaints.

5.12	Sell only those Products which to continue to conform to the specifications and quality control procedures and have been stored according to proper warehousing practices.

5.13

Refrain, either directly or indirectly, from promoting and/or selling and/or offering and/or holding for sale and/or servicing products, whether new or used, which are, or may be considered to be, competitive to the Products.

The obligation described in this section shall apply to Distributor and to any company or individual (i) owning an equity interest in Distributor or (ii) in which Distributor or a person owning an equity interest owns any equity interest, and shall remain in effect during the term of this Agreement.

For the purposes of this subsection 5.13, the expression “equity interest” shall refer to an entity which either directly or indirectly has at least a 10% interest in the Distributor.

Distributor hereby undertakes to assume responsibility to the compliance of its shareholders to the undertaking stipulated in this Sub-section.

5.14

The Manufacturer will refrain either directly or indirectly, from promoting and/or selling and/or offering and/or holding for sale and/or servicing products, whether new or used, which are, or may be considered to be, competitive to the Products within the Territory.

5.15

The Parties represent and warrant that neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or constitute a default under any agreement or instrument to which they are a part or by which its property may be affected. The Parties further represent and warrant that they have the corporate power to enter into and carry out its obligations under this Agreement. This Agreement has been duly authorized by the respective Parties and, when executed, will be a valid and binding obligation of both Parties.

6.	Service and Warranty

6.1

Distributor shall be responsible for all installation, training and service to his customers in the Territory. Distributor undertakes to provide, at its own cost, such installation, training and service as may be necessary, at the highest possible standards. Without derogating from the generality of the above, Distributor agrees that all support, maintenance and training obligations contained in any trial agreement or maintenance agreement shall be the sole responsibility of Distributor and performed at Distributor’s own cost.

6.2	Manufacturer guarantee will be according to exhibit “D” attached hereto.

7.	Term and Termination of Agreement

7.1

The initial term of the Agreement is 5 years commencing on the date first written above. Thereafter, the Agreement shall be renewed for a term of one year, subject to the following: (i) the Parties have agreed on the Yearly Minimum Purchases for the following year thirty (30) days prior to the end of the said 5 years; and (ii) no Party has provided a notice of termination to the other Party at least sixty (60) days prior to the end of the said 5 years.

7.2	Notwithstanding Article 7.1 above, this Agreement can be terminated at any time, by a written notice, without liability or judicial intervention, in the event of any of the following:

7.2.1	Delay of more than thirty (30) days in the payment of any amount owed under this Agreement; or

7.2.2	Breach of any material provision hereof, which, if curable, if both is not corrected within fourteen (30) days from the date a written notice to cure has been received by the breaching Party;

7.2.3

If a Party becomes insolvent, is declared bankrupt, or enters into any kind of composition or arrangement with its creditors or enters into receivership, dissolution, proceedings similar to “Chapter 11” in the USA, or liquidation except for the purposes of amalgamation or reconstruction;

7.2.4	If Distributor fails to meet the Minimum orders, as provided in this agreement.

7.2.5

It is agreed that upon ending this agreement the distributor can send the remaining products he has to the manufacturer and in return the distributor will get back the amounts that were paid on the products in the accumulate following terms: (1) up to total amount of 35,000 USD. (2) Only for products that valid at least 1 year ahead (3) only if the distributor kept all his obligation in this agreement.

8.	Assignment

8.1	Distributor may not assign this Agreement, in whole or in part, without the prior written consent of Manufacturer.

8.2

Distributor may appoint, at its own risk and expense, sub-Distributors for the sale of the Products; Distributor shall be liable for the sub-Distributors as it is for itself. Distributor shall not be discharged from any of its obligations herein and shall remain responsible therefore, and Manufacturer shall have no responsibility, liability or duties towards such sub-Distributor.

9.	Copyright Patents, Trademarks, Trade Names

9.1

Distributor hereby acknowledges Manufacturer’s exclusive right, title and interest in and to any and all trademarks and trade names (hereinafter such trademarks and trade names shall be collectively referred to as the “Trademarks”), patents (“Patents”) and copyrights (“Copyrights”) which Manufacturer may have at any time adopted, used, registered or caused to be issued at any location and under the laws of any jurisdiction, and Distributor agrees that it shall not do, or cause to be done, any acts or omissions contesting or in any way impairing or tending to impair any portion of Manufacturer’s right, title and interest in and to the Trademarks, Patents and Copyrights.

9.2

Distributor further acknowledges that, in connection with any reference to the Trademarks, Patents and Copyrights, Distributor shall not in any manner represent that it possesses any ownership interest in the Trademarks, Patents and Copyrights or the registration thereof, nor shall any action taken by Distributor or on Distributor’s behalf create in Distributor’s favor, or in any third party’s favor, any right, title or interest in and to the Trademarks, Patents and Copyrights. Distributor agrees to give due prominence to the fact that the Trademarks, Patents and Copyrights are the property of Manufacturer and in the event that Distributor refers to the Trademarks, Patents and Copyrights in advertising, promoting or in any other manner so as to identify the Products, Distributor shall clearly indicate Manufacturer’s ownership of the Trademarks, Patents and Copyrights.

9.3

Distributor acknowledges the validity of the Copyrights in any and all written material and/or packaging to which Manufacturer has a claim for copyright protection. Additionally, Distributor recognizes Manufacturer’s exclusive right to own and to seek copyright protection for and/or the registration of copyright of any translation of any and all sales literature, promotional or descriptive material furnished to Distributor by Manufacturer.

9.4	Distributor acknowledges the validity of the Patents in the Products and in any and all other products or items which have been patented by or on behalf of Manufacturer.

9.5

Distributor agrees to render to Manufacturer any and all assistance requested of it by Manufacturer in connection with the protection of the Trademarks, Patents and/or Copyrights, whether such protection is sought in and before any courts, administrative agencies or other such tribunals, and to make promptly available to Manufacturer the Distributor’s representatives, employees, officers, directors, attorneys, agents and sub-Distributors, any files, records, and any other information it possesses or to which it has access which may be of use or may be valid to Manufacturer in such connection.

9.6

Distributor agrees that at no time during the term of this Agreement, nor at any time after this Agreement’s expiration or termination, shall Distributor adopt, register or use in any manner whatsoever, without Manufacturer’s prior written consent, any word, symbol or combination thereof, which in any way imitates, resembles or is similar to the Trademarks nor shall Distributor in any manner whatsoever infringe the Patents and/or violate the Copyrights.

9.7

Distributor agrees that it will in no way alter, deface, remove, cover up or mutilate in any manner whatsoever, any trademark, serial or model number, the word “patent” and/or the patent number, copyright symbol, brand or name which Manufacturer may attach or affix or make a part of the Products.

9.8

Manufacturer shall be at liberty to supply the Products to the Distributor under any name, mark or trademark or get-up device as it may from time to time in its sole discretion determine and Distributor shall be obliged to sell the Products to its customers under such name, mark, trademark or get-up device and shall not alter the presentation of the Products without Manufacturer’s prior written consent. In case of change in the products name, the Distributer will receive a 60 days prior notice from the Manufacturer.

9.9	Distributor will not make, nor allow any third parties to make, any changes or modifications to any Products without Manufacturer’s prior written consent.

10.	Miscellaneous

10.1

All notices required or permitted to be given under this Agreement or other communications relating to this Agreement shall be given by registered air mail, return receipt requested, from either of the parties, shall be deemed received within one (1) week from the date it was sent, at the addresses as provided herein, or by facsimile which shall be deemed received within one (1) working day from the day on which it was sent to the facsimile number as provided herein.

If to Manufacturer – at

Hashita Str. 5, 30889 Industrial Park Caesarea, Israel

Facsimile: +972-4-6275363

If to Distributor – at

Calle Desiderio Valverde No. 102, Zona Universitaria. Santo Domingo, Dominican Republic.

Facsimile: 809-682-1333

10.2

This Agreement represents the entire agreement between the Parties hereto and cancels and supersedes all previous agreements and understandings, whether oral or written, existing at any time and made with Distributor by Manufacturer or any of its affiliates. It is understood and agreed that Distributor does not have any claims against Manufacturer, any of its affiliates or any third party due to the termination of any former agreements and/or understandings relating to the Products.

11.	Mediation

In case of a dispute or claim which is not solved directly by the parties, both parties agree to appoint agreed third party as a mediator to help them solve the dispute before addressing it to court.

12.	Applicable Law and Jurisdiction

This Agreement shall be governed by and interpreted under the laws of the State of NY USA. The courts of NY, will have sole and exclusive jurisdiction over any dispute or any claim arising out of this Agreement.

IN WITNESS WHEREOF THE PARTIES HAVE DULY EXECUTED, SEALED AND DELIVERED THIS AGREEMENT THIS TWENTIETH (20) DAY OF SEPTEMBER 2019

PALTOP Advanced Dental Solutions Ltd.		Pharmaceutical Technology, S.A.

By:	Tal Topaz	By:	Stephanie Wheeler
Title:	C.E.O	Title:	General Manager
Date:	19/9/2019	Date:	19/9/2019